Exhibit 99.1

Globalscape Adds Robust Support for Cloud Connectivity and New Automation Capabilities in Latest EFT Enterprise 7.4.7 Release
Designed to Boost Data Security and Empower Users with Additional Tools to Accelerate Cloud Migration
San Antonio, May 15, 2018—GlobalSCAPE, Inc. (NYSE American: GSB) (“GlobalSCAPE” or the “Company”), a worldwide leader in the secure movement and integration of data, today announced the newest version of its managed file transfer product, EFT™ Enterprise 7.4.7. This release introduces new functionality for the automation of workflows for cloud-based products and services, designed to empower users with additional tools to accelerate their migration to the cloud.
Award-winning Globalscape EFT allows organizations of any size to safely share information between people and places, inside and outside of the organization. Built-in regulatory compliance, governance and visibility controls keep data secure—in transit and at rest. Globalscape EFT is superior to insecure legacy systems, homegrown servers, and expensive leased lines, and provides organizations with a high performance, easy-to-administer, scalable alternative that secures your critical business data.
“Globalscape continues to enhance our MFT platform to support organizations as they execute their cloud strategy,” said Peter Merkulov, Chief Technology Officer. “The enhancements in EFT 7.4.7 give users additional tools to further streamline their business processes, reduce operational costs, dramatically increase efficiencies in data transfers and integration, increase confidence in, and boost security of their critical business data—on premises or in the cloud.”
With EFT 7.4.7, Globalscape adds new functionality that provides easy automation of workflows with cloud-based systems, including:
Advanced Workflow Engine (AWE)
The enhancements to the Advanced Workflow Engine (AWE) allow organizations of any size, anywhere in the world, to create sophisticated workflows for smooth integration with existing and new systems, and provides the following benefits:
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Minimize custom scripting | Build and execute AWE workflows entirely within the user-friendly GUI. In combination with Event Rules, AWE allows users to fully automate IT processes—without writing a single line of code.

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Stability and reliability to run an enterprise | Tight integration between AWE and EFT allows users to develop highly responsive and scalable processes critical to business continuity—offering a seamless experience without external dependencies.

•	Increase team efficiency and productivity | Automate repetitive tasks and processes—freeing users to focus on critical initiatives.
Adding to the already robust functionality of the Advanced Workflow Engine (AWE), is support for over 480 different actions to popular applications and services including:
•	Amazon EC2
•	Amazon RDS
•	Amazon S3 Storage
•	Amazon SES
•	Azure Blob
•	SharePoint/Office365 support

EFT Event Rules with Cloud Folder Monitoring
The functionality of EFT Event Rules has been updated to include folder monitoring capabilities for cloud storage, and now monitors folders in AWS S3 buckets or Azure blobs when adding, removing or renaming files.
EFT Event Rules give IT quick and easy connectivity to Amazon Web Services or Azure storage, and allows users to seamlessly move data from on-premises to the cloud, or from EFT in the cloud, to a separate instance of cloud storage—all without scripting, manual browsing or complex setup procedures.
Additional enhancements have been made to the following EFT features:
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DMZ Gateway® is a multi-platform solution that works in conjunction with EFT to create a multi-layered DMZ security solution for data storage and retrieval, authentication and firewall traversal. Using a two-way connection originating inside EFT, the DMZ Gateway acts as a communication proxy that replaces inherently insecure inbound connections from the Demilitarized Zone (DMZ) to your network.

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EFT Workspaces Module makes sharing files and folders between internal and external users easy and secure. IT administrators have the benefit of retaining full control and visibility over their data transfer infrastructure, ensuring that they maintain the highest levels of security and regulatory compliance.

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EFT Insight Module is a simple to use data transfer reporting and monitoring technology for your EFT platform, offering server health monitoring and enterprise-grade business intelligence. With EFT Insight you have full-spectrum visibility into your organization’s data flows and critical transfers, backed by the security included in all Globalscape products.

Ready to Move to a Cloud Platform?
If you’re ready to move to the cloud, EFT Arcus, our new SaaS managed file transfer (MFT) platform is the perfect solution. EFT Arcus allows you to streamline business processes in the cloud, and gives your employees, customers and business partners the power to securely, reliably and efficiently exchange data. A consumption-based-pricing model gives you the flexibility to quickly adapt to changing business and workload requirements. With EFT Arcus, you get all the benefits of operating in the cloud, while maintaining the data control needed to secure your critical business data and cultivate change, growth and innovation.
Availability & Pricing
For more information about EFT, click here or call 1-800-290-5054. For more information about EFT Arcus, click here or call 1-800-290-5054.

About GlobalSCAPE
Globalscape, Inc. (NYSE MKT: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between people and places, in and out of the cloud.  Globalscape provides technology that automates your work and secures your data, while giving visibility to those who need it. Globalscape makes business flow brilliantly. For more information, visit http://www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2016 fiscal year, filed with the SEC on March 27, 2017; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the timing of the review by, and the conclusions of, GlobalSCAPE’s independent registered public accounting firm regarding the internal investigation and GlobalSCAPE’s financial statements; the possibility that additional errors may be identified; the risk that the completion and filing of the Company’s reports to be filed with the SEC will take longer than expected; pending litigation and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement.

GlobalSCAPE Press Contact
 Emily Eldridge
SHIFT Communications
Phone: 512-792-2544
 Email: eeldridge@shiftcomm.com

GlobalSCAPE Investor Relations Contact
 Matt Glover or Najim Mostamand, CFA
Liolios Group, Inc.
Phone Number: 210-801-8489
 Email: IR@globalscape.com